EXHIBIT 99.1

For Information Contact:

Jana Stoudemire
Senior Director, Corporate Communications
(858) 713-7802

FOR IMMEDIATE RELEASE
---------------------

               ADVANCED TISSUE SCIENCES COMPLETES PUBLIC OFFERING
               -ANNOUNCES SALE OF $15 MILLION IN COMMON STOCK AND
                WARRANTS TO STATE OF WISCONSIN INVESTMENT BOARD-

La Jolla, Calif., November 10, 1999 --- Advanced Tissue Sciences, Inc. (Nasdaq:
ATIS) today announced the completion of a $15 million public offering of units sold by the Company to the State of Wisconsin Investment Board. Under the offering, the State of Wisconsin Investment Board purchased 3,750,000 units at $4.00 per unit. The units separated immediately upon issuance into 3,750,000 shares of Advanced Tissue Sciences' common stock (one share per unit) and warrants to purchase an additional 1,750,000 shares of common stock at $4.00 per share. This investment increases the State of Wisconsin Investment Board's beneficial ownership to over 16%.

Approximately $10 million of the proceeds will be used to fund existing operations, while approximately $5 million must be reserved by the Company to exercise its existing right to redeem the Company's remaining outstanding Series B Convertible Preferred Stock should such shares be submitted for conversion at or below $3.58 per share. The warrants are exercisable at any time over the next three years and could potentially yield up to an additional $7.0 million to the Company. The Company terminated its $50 million equity line in conjunction with the sale of the units.

"We are happy to make this additional investment in Advanced Tissue Sciences.
We continue to be impressed with the caliber of people and the research progress achieved by the Company," said John Nelson, Investment Director for the State of Wisconsin Investment Board. "This investment provides additional financial resources for the Company to continue progress in development of its promising product pipeline." The State of Wisconsin Investment Board manages investments of over $60 billion on behalf of over 450,000 government employees and retirees.

"We are certainly pleased that the State of Wisconsin Investment Board, our largest and longest term institutional investor, continues to support the Company's plans for the future. This investment enables us to further the commercialization and applications of our Dermagraft[R] and TransCyte[TM] products," said Arthur J. Benvenuto, Chairman and Chief Executive Officer.
"In addition, we are continuing to advance our human-based core technology into other product indications, including orthopedic cartilage, cardiovascular, aesthetic, urological and various reconstructive applications."


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Advanced Tissue Sciences is a tissue engineering company utilizing its proprietary core technology to develop and manufacture human-based tissue products for tissue repair and transplantation. The Company has two joint ventures with Smith & Nephew. The first covers the application of Advanced Tissue Sciences' tissue engineering technology for skin wounds and includes Dermagraft[R] for the treatment of diabetic foot ulcers, TransCyte[TM] for the temporary covering of second and third-degree burns and future developments for venous ulcers, pressure ulcers, burns and other non-aesthetic wound care treatments. The second joint venture is developing tissue-engineered orthopedic cartilage, initially focusing on the repair of cartilage in knee joints. The Company also has a strategic alliance with Inamed Corporation for the development and marketing of several of Advanced Tissue Sciences' human-based, tissue-engineered products for aesthetic and certain reconstructive applications. In addition, the Company is developing products for cardiovascular applications.

STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT STRICTLY HISTORICAL MAY BE "FORWARD-LOOKING" STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. NO ASSURANCES CAN BE GIVEN THAT THE COMPANY WILL SUCCESSFULLY DEVELOP OR COMMERCIALIZE ITS PRODUCTS, COMPLETE CLINICAL TRIALS, OBTAIN REGULATORY APPROVALS (OR THAT ANY SUCH APPROVALS WILL BE OBTAINED ON A TIMELY BASIS), BE ABLE TO MANUFACTURE OR SUCCESSFULLY COMMERCIALIZE SUCH PRODUCTS. ACTUAL RESULTS MAY DIFFER FROM THOSE DESCRIBED IN THIS PRESS RELEASE DUE TO RISKS AND UNCERTAINTIES THAT EXIST IN THE COMPANY'S OPERATIONS, INCLUDING, WITHOUT LIMITATION, THE ABILITY TO OBTAIN ADDITIONAL FINANCING TO CONTINUE OPERATIONS WHEN NEEDED, A HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICITS, THE COMPANY'S RELIANCE ON COLLABORATIVE RELATIONSHIPS, AND UNCERTAINTIES RELATED TO CLINICAL TRIALS, THE ABILITY TO OBTAIN THE APPROPRIATE REGULATORY APPROVALS, PATENT PROTECTION, AND MARKET ACCEPTANCE, AS WELL AS OTHER RISKS DETAILED FROM TIME TO TIME IN PUBLICLY AVAILABLE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING WITHOUT LIMITATION, ADVANCED TISSUE SCIENCES' ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 AND ADVANCED TISSUE SCIENCES' MOST RECENT REGISTRATION STATEMENT ON FORM S-3 FILED ON JULY 12, 1999, AS AMENDED. THE COMPANY UNDERTAKES NO OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY REVISION TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES ARISING AFTER THE DATE HEREOF.